Exhibit 99

For Immediate Release	Contact:	Barbara Thompson
Jan. 23, 2006		First Citizens Bank
(919) 716-2716

FIRST CITIZENS REPORTS EARNINGS FOR FOURTH QUARTER 2005

RALEIGH, N.C. – First Citizens BancShares Inc. (Nasdaq: FCNCA) reports earnings for the quarter ending Dec. 31, 2005, of $27.8 million compared to $24.8 million for the corresponding period of 2004, an increase of 12.4 percent, according to Lewis R. Holding, chairman of the board.

Per share income for the fourth quarter 2005 totaled $2.67 compared to $2.37 for the same period a year ago. First Citizens’ results generated an annualized return on average assets of 0.76 percent for the fourth quarter of 2005, compared to 0.74 percent for the same period of 2004. The annualized return on average equity was 9.45 percent during the current quarter, compared to 9.16 percent for the same period of 2004.

During the fourth quarter of 2005, net interest income grew $14.0 million or 13.6 percent when compared to the same period of 2004. Net interest income increased due to a favorable rate variance and a 9.9 percent growth in average interest-earning assets. The net yield on interest-earning assets increased 11 basis points from 3.47 percent in the fourth quarter of 2004 to 3.58 percent in the fourth quarter of 2005. Average investment securities increased 38.9 percent, while average loans and leases increased 2.4 percent.

Noninterest income increased $2.6 million or 4.1 percent during the fourth quarter, the result of improvements in cardholder and merchant services income and commission income. Cardholder and merchant services income increased $2.2 million or 13.2 percent from the fourth quarter of 2004 due to higher merchant and interchange income. Commission income increased $944,000 or 16.9 percent due primarily to improved levels of broker-dealer fees. Service charge income declined by $826,000 or 4.1 percent caused by reductions in commercial service charge income resulting from higher interest rates.

Noninterest expense increased $6.4 million or 5.4 percent during the fourth quarter of 2005. Salary expense increased $3.7 million or 7.0 percent during 2005 caused by franchise expansion and merit increases. Employee benefit expense increased $769,000 or 6.8 percent due to higher pension costs and costs related to executive post-retirement benefits. Occupancy expense grew $1.2 million or 11.4 percent, the result of higher depreciation costs for new facilities.

The provision for credit losses increased $4.8 million or 55.4 percent from the fourth quarter of 2004 to the same period of 2005 due to higher net charge-offs. Net charge-offs equaled $11.0 million during the fourth quarter of 2005, compared to $5.8 million during the same period of 2004, a $5.3 million or 91.4 percent increase. Net charge offs during the fourth quarter of 2005 were adversely impacted by losses sustained on a single relationship. The ratio of net charge-offs to average loans for the current quarter equaled 0.46 percent compared to 0.25 percent in the fourth quarter of 2004.

For the year ending Dec. 31, 2005, net income equaled $112.9 million, or $10.82 per share, compared to $74.8 million, or $7.17 per share earned during 2004. Net income for 2005 represents 0.81 percent of average assets compared to 0.58 percent for 2004. The return on average equity was 9.98 percent for 2005, compared to 7.10 percent for 2004.

Net interest income for 2005 increased $60.5 million or 15.6 percent from 2004. An 8.8 percent increase in average interest-earning assets contributed to the improved level of net interest income. Net interest income also benefited from a favorable interest rate variance, as the taxable-equivalent net yield on interest-earning assets improved 22 basis points to 3.60 percent during 2005.

Noninterest income increased $12.4 million or 4.9 percent during 2005, the result of improved cardholder and merchant services income, client bank processing income and check cashing fees, as well as gains recognized on the securitization and sale of revolving mortgage loans. These favorable variances were partially offset by lower deposit service charge income. Noninterest expense increased $19.8 million or 4.1 percent during 2005, the result of higher personnel expenses and occupancy costs.

The provision for credit losses amounted to $33.1 million in 2005 and $34.5 million in 2004. The slight decrease during 2005 resulted from the favorable impact of slower loan growth, substantially offset by higher net charge-offs. Net charge-offs equaled $26.6 million in 2005 and $23.0 million in 2004, an increase of $3.6 million or 15.6 percent. Net charge offs increased significantly within the commercial loan portfolio, attributable primarily to losses incurred during the fourth quarter on a single relationship, while consumer loan losses declined. Net charge-offs represent 0.28 percent of average loans and leases outstanding during 2005, compared to 0.26 percent for 2004.

The effective income tax rate for 2005 was 36.8 percent compared to 39.7 percent for 2004. The higher rate in 2004 was primarily due to expenses incurred from a state tax audit.

As of Dec. 31, 2005, First Citizens had total assets of $14.6 billion. First Citizens Bank has 339 branches in North Carolina, Virginia, West Virginia, Maryland and Tennessee. IronStone Bank has 53 branches in Georgia, Florida, Texas, Arizona, New Mexico, California, Oregon, Washington, and Colorado. For more information, visit the First Citizens Web site at firstcitizens.com.

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This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens’ actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens’ filings with the SEC.

CONDENSED STATEMENTS OF INCOME

	Three Months Ended December 31		Year Ended December 31
(thousands, except share data; unaudited)	2005	2004	2005	2004
Interest income	$183,949	$141,352	$665,934	$521,117
Interest expense	66,731	38,159	218,151	133,826

Net interest income	117,218	103,193	447,783	387,291
Provision for credit losses	13,578	8,737	33,109	34,473

Net interest income after provision for credit losses	103,640	94,456	414,674	352,818
Noninterest income	65,457	62,878	263,352	250,956
Noninterest expense	125,395	118,954	499,356	479,579

Income before income taxes	43,702	38,380	178,670	124,195
Income taxes	15,866	13,608	65,808	49,352

Net income	$27,836	$24,772	$112,862	$74,843

Taxable-equivalent net interest income	$117,601	$103,511	$449,256	$388,556

Net income per share	$2.67	$2.37	$10.82	$7.17
Cash dividends per share	0.275	0.275	1.10	1.10

Profitability Information (annualized)
Return on average assets	0.76%	0.74%	0.81%	0.58%
Return on average equity	9.45	9.16	9.98	7.10
Taxable-equivalent net yield on interest-earning assets	3.58	3.47	3.60	3.38

CONDENSED BALANCE SHEETS

(thousands, except share data; unaudited)	December 31 2005	December 31 2004	Change
Cash and due from banks	$777,928	$679,683	14.45%
Investment securities	2,929,516	2,125,524	37.83%
Loans and leases	9,642,994	9,354,387	3.09%
Allowance for loan and lease losses	(128,847)	(123,861)	4.03%
Other assets	1,417,801	1,229,978	15.27%

Total assets	$14,639,392	$13,265,711	10.36%

Deposits	$12,173,858	$11,350,798	7.25%
Other liabilities	1,284,475	828,603	55.02%
Shareholders’ equity	1,181,059	1,086,310	8.72%

Total liabilities and shareholders’ equity	$14,639,392	$13,265,711	10.36%

Book value per share	$113.19	$104.11	8.72%
Tangible book value per share	102.35	93.12	9.91%

SELECTED AVERAGE BALANCES

	Three Months Ended December 31		Year Ended December 31
(thousands, except shares outstanding; unaudited)	2005	2004	2005	2004
Total assets	$14,516,620	$13,251,848	$13,905,260	$12,856,102
Investment securities	2,938,833	2,115,389	2,533,161	2,157,367
Loans and leases	9,455,059	9,232,186	9,364,327	8,892,317
Interest-earning assets	13,024,871	11,852,896	12,492,955	11,483,694
Deposits	12,071,673	11,323,508	11,714,569	10,961,380
Interest-bearing liabilities	10,621,384	9,532,116	10,113,999	9,327,436
Shareholders’ equity	$1,169,113	$1,075,566	$1,131,066	$1,053,860
Shares outstanding	10,434,453	10,434,453	10,434,453	10,435,247

ASSET QUALITY

(dollars in thousands; unaudited)	December 31 2005	December 31 2004	Change
Nonaccrual loans and leases	$18,969	$14,266	32.97%
Other real estate	6,753	9,020	-25.13%

Total nonperforming assets	$25,722	$23,286	10.46%

Accruing loans and leases 90 days or more past due	$9,180	$12,192	-24.70%
Nonperforming assets to loans and leases plus other real estate	0.27%	0.25%
Allowance for loan and lease losses to loans and leases (period-end)	1.34	1.32
Net charge-offs to average loans and leases	0.28	0.26

CAPITAL INFORMATION

(dollars in thousands; unaudited)	December 31 2005	December 31 2004	Change
Tier 1 capital	$1,320,152	$1,217,149	8.46%
Total capital	1,588,141	1,351,535	17.51%
Risk-weighted assets	10,510,254	10,023,469	4.86%
Tier 1 capital ratio	12.56%	12.14%
Total capital ratio	15.11	13.48
Leverage capital ratio	9.17	9.26

First Citizens BancShares, Inc. and Subsidiaries